Exhibit 10.16

CANCER PREVENTION PHARMACEUTICALS, INC.

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

September 17, 2012

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RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

This Right of First Refusal and Co-Sale Agreement (this “Agreement”) is dated as of September 17, 2012, and is between Cancer Prevention Pharmaceuticals, Inc., a Delaware corporation (the “Company”), the persons listed on Exhibit A (each, an “Investor,” and collectively, the “Investors”), the persons listed on Exhibit B (each, a “Founder,” and collectively, the “Founders”).

RECITALS

A.           Each Founder currently owns the number of shares of the Company’s Common Stock indicated beside such Founder’s name in Exhibit B.

B.           Certain holders (“Note Holders”) of the Company’s Convertible Promissory Notes (“Notes”) are desirous of converting, or have converted, the principal amount of and accrued interest on the Notes into the Company’s Series A-1 Convertible Preferred Stock (“Series A Preferred”) in accordance with the terms of the Series A-1 Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”).

C.           The Investors are former Note Holders whose Notes have been converted into Series A Preferred in accordance with the terms thereof.

D.           The Purchase Agreement contemplates that the Voting Parties will enter into this Agreement.

AGREEMENTS

The parties therefore agree as follows:

SECTION 1

DEFINITIONS

1.1         Certain Definitions. For this Agreement, the following terms have the following meanings:

(a)          “Common Stock” means the common stock of the Company.

(b)          “Change of Control” means the Company being acquired by another entity through any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately before such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders before such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions, but in all cases, excluding an Equity Financing.

(c)          “Equity Financing” means the sale or exchange by the Company, or any parent or subsidiary of the Company, of equity securities for the principal purpose of raising capital for the Company, or to effect a reincorporation or recapitalization of the Company.

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(d)          “Convertible Securities” means all then outstanding options, warrants, rights, convertible notes, preferred stock or other securities of the Company directly or indirectly convertible into or exercisable for shares of Common Stock.

(e)          “Co-Sale Investor” means each Investor who has not exercised its right in Sections 3.2 and/or 3.3, as the case may be.

(f)          “Days” means calendar days; provided that if any day on which a period specified in this Agreement would otherwise terminate falls on a weekend or a federal holiday, the term “day” shall mean the next business day.

(g)          “Preferred Stock” means the Series A Preferred of the Company.

(h)          “Rights of Co-Sale” means the rights of co-sale provided to the Co-Sale Investors in Section 4.

(i)          “Rights of First Refusal” means the rights of first refusal provided to the Company and the Investors in Section 3.

(j)          “Seller” means any Founder proposing to Transfer Seller Shares.

(k)          “Seller Shares” means all shares of Common Stock of the Company owned as of the date hereof or hereafter acquired by a Founder as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like.

(l)          “Series A Preferred” means all shares of the Series A-1 Convertible Preferred Stock.

(m)          “Transfer,” “Transferring,” “Transferred,” or words of similar import, mean and include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, except:

(i)          any transfers of Seller Shares by a Seller to a trust or trusts for the exclusive benefit of Seller or Seller’s immediate family or transfers of Seller Shares by Seller by devise or descent; provided that, in all cases, the transferee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as was Seller;

(ii)         by operation of law;

(iii)        (i) any transfer not involving a change in beneficial ownership or (ii) any transfers involving the distribution without consideration to (x) a constituent partner or a retired partner, or the estate of any such partner, of a Seller that is a partnership; (y) a parent, subsidiary or other affiliate of a Seller that is a corporation; or (z) a member or a retired member, or the estate of any such member, of a Seller that is a limited liability company; provided, that, in all cases, the transferee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as was Seller;

(iv)        any transfer to the Company or an Investor pursuant to the terms of this Agreement; and

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(v)         any repurchase of Seller Shares by the Company approved by the Board of Directors.

If a Seller plans to make any of the above excepted transfers, then, before transferring its Seller Shares, the Seller shall deliver to the Company a written notice stating: (i) Seller’s bona fide intention to make an excepted transfer of its Seller Shares; (ii) the name, address and phone number of each proposed transferee; (iii) the aggregate number of Seller Shares to be transferred to each proposed transferee; and (iv) the section in this agreement upon which Seller is relying in making an excepted transfer.

SECTION 2

RESTRICTIONS ON TRANSFER

2.1          General. Before a Seller may Transfer any Seller Shares, Seller must comply with the provisions of Section 2.2, Section 3 and Section 4. Each Founder represents and warrants that it is the sole legal and beneficial owner of its Seller Shares and, subject to any restrictions imposed under the Company’s certificate of incorporation or bylaws, or under any restricted stock purchase agreement with the Company, that no other person or entity has any interest (other than a community property interest) in such shares.

2.2         Notice of Proposed Transfer. Before Seller Transfers any of its Seller Shares, Seller shall deliver to the Company and the Investors a written notice (the “Transfer Notice”) in substantially the form attached hereto as Exhibit C, stating: (i) Seller’s bona fide intention to Transfer such Seller Shares; (ii) the name, address and phone number of each proposed purchaser or other transferee (each, a “Proposed Transferee”); (iii) the aggregate number of Seller Shares proposed to be Transferred to each Proposed Transferee (the “Offered Shares”); (iv) the bona fide cash price or, in reasonable detail, other consideration for which Seller proposes to Transfer the Offered Shares (the “Offered Price”); and (v) each Investor’s right to exercise either its Right of First Refusal or its Right of Co-Sale (but not both rights) for the Offered Shares.

section 3

Right of First Refusal

3.1         Exercise by the Company. For a period of twenty (20) days (the “Initial Exercise Period”) after the last date on which the Transfer Notice is, pursuant to Section 8.1, deemed to have been delivered to the Company and all Investors, the Company shall have the right to purchase all or any part of the Offered Shares on the terms and conditions set forth in this Section 3. To exercise its right hereunder, the Company must deliver written notice to Seller within the Initial Exercise Period.

3.2         Initial Exercise by the Investors.

(a)          Subject to the limitations of this Section 3.2, during the Initial Exercise Period, the Investors shall have the right to purchase, in the aggregate, all or any part of the Offered Shares not purchased by the Company pursuant to Section 3.1 (the “Remaining Shares”) on the terms and conditions set forth in this Section 3.2(a). To exercise its rights hereunder, such Investor must provide written notice delivered to Seller within the Initial Exercise Period.

(b)          If the aggregate number of shares that the Investors desire to purchase (as evidenced in the written notices delivered to Seller) exceeds the Remaining Shares, each Investor so exercising will be entitled to purchase its pro rata share of the Remaining Shares, which shall be equal to that number of the Remaining Shares equal to the product obtained by multiplying (x) the number of Remaining Shares by (y) a fraction, (i) the numerator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock and other Convertible Securities into Common Stock) held by such Investor on the date of the Transfer Notice and (ii) the denominator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock and other Convertible Securities into Common Stock) held on the date of the Transfer Notice by all Investors (“Pro Rata ROFR Share”).

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(c)          Within five (5) days after the end of the Initial Exercise Period, Seller will give written notice to the Company and each Investor specifying the number of Offered Shares to be purchased by the Company and each Investor exercising its Right of First Refusal (the “ROFR Confirmation Notice”). The ROFR Confirmation Notice shall also specify the number of Offered Shares not purchased by the Company or the Investors, if any, pursuant to Sections 3.1 and 3.2 (“Unsubscribed Shares”) and shall list each Participating Investor’s (as defined in Section 3.3) Subsequent Pro Rata Share (as described in Section 3.3) of any such Unsubscribed Shares.

3.3         Subsequent Exercise by the Investors. If there remain any Unsubscribed Shares, each Investor electing to exercise its right to purchase at least its full Pro Rata ROFR Share of the Remaining Shares under Section 3.2 (a “Participating Investor”) shall have a right to purchase all or any part of the Unsubscribed Shares; however, if the aggregate number of shares that the Participating Investors desire to purchase (as evidenced in written notices delivered to the Seller) exceeds the remaining Unsubscribed Shares, each Participating Investor so exercising (an “Electing Participating Investor”) will be entitled to purchase that number of the Unsubscribed Shares equal to the product obtained by multiplying (x) the number of Unsubscribed Shares by (y) a fraction, (i) the numerator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock and Convertible Securities into Common Stock) held on the date of the Transfer Notice by such Electing Participating Investor and (ii) the denominator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock and Convertible Securities]into Common Stock) held on the date of the Transfer Notice by all Electing Participating Investors (“Subsequent Pro Rata Share”); provided, however, if any Electing Participating Investor does not request to purchase its full Subsequent Pro Rata Share, the remaining portion of its allocation shall be reallocated among those Electing Participating Investors whose Subsequent Pro Rata Share allocations did not satisfy their requests, pro rata, as described above, and this procedure shall be repeated until each Electing Participating Investor’s request has been fulfilled or all of the Remaining Shares have been so allocated. To exercise its rights hereunder, such Electing Participating Investor must provide written notice to Seller with a copy to the Company and each Investor within seven (7) days after the end of the Initial Exercise Period (the “Subsequent Exercise Period”).

3.4           Purchase Price. The purchase price for the Offered Shares to be purchased by the Company or by an Investor exercising its Right of First Refusal under this Agreement will be the Offered Price, and will be payable as set forth in Section 3.5. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board of Directors of the Company in good faith, which determination will be binding upon the Company, each Investor and Seller, absent fraud or error.

3.5           Closing; Payment. Subject to compliance with applicable state and federal securities laws, the Company and the Investors exercising their Rights of First Refusal shall effect the purchase of all or any portion of the Offered Shares, including the payment of the purchase price, within ten (10) days after the later of (i) delivery of the ROFR Confirmation Notice, (ii) Delivery of the Co-Sale Confirmation Notice (as defined in Section 4.1(c)), (iii) the end of the Subsequent Exercise Period, and (iv) the end of the Subsequent Co-Sale Period (as defined in Section 4.2) (the “Right of First Refusal Closing”). Payment of the purchase price will be made, at the option of the party exercising its Right of First Refusal, (i) in cash (by check), (ii) by wire transfer or (iii) by canceling all or a part of any outstanding indebtedness of Seller to the Company or the Investor, as the case may be, or (iv) by any combination of the foregoing. At such Right of First Refusal Closing, Seller shall deliver to each of the Company and the Investors exercising their Rights of First Refusal, one or more certificates, properly endorsed for transfer, representing such Offered Shares so purchased.

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3.6         Exclusion from Right of First Refusal. This Right of First Refusal shall not apply for shares sold and to be sold by Investors pursuant to the Right of Co-Sale (set forth in Section 4).

SECTION 4

Right of Co-Sale

4.1         Exercise by the Investors.

(a)          Subject to the limitations of this Section 4, if the Company and the Investors do not exercise their respective Rights of First Refusal for all or any part of the Offered Shares or the Remaining Shares, as applicable, pursuant to Section 3, then, each Investor who has not exercised its Right of First Refusal pursuant to Section 3.2 or 3.3 (a “Co-Sale Investor”) shall have the right to participate in such sale of the Offered Shares which are not being purchased by the Company or the Investors pursuant to their respective Rights of First Refusal (“Residual Shares”), on the same terms and conditions as specified in the Transfer Notice, as described in Section 4.1(b). To exercise its rights hereunder, each Co-Sale Investor (a “Selling Investor”) must have provided a written notice to Seller within the Initial Exercise Period indicating the number of shares it holds that it wishes to sell pursuant to this Section 4.1.

(b)          Each Selling Investor will be entitled to sell up to its pro rata share of the Residual Shares, which shall be equal to the product obtained by multiplying (x) the number of Residual Shares by (y) a fraction, (i) the numerator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock and Convertible Securities into Common Stock) held on the date of the Transfer Notice by such Selling Investor and (ii) the denominator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock and Convertible Securities into Common Stock) held on the date of the Transfer Notice by Seller and the Selling Investors (“Pro Rata Co-Sale Share”).

(c)          Within ten (10) days after the end of the Initial Exercise Period, Seller will give written notice to the Company and each Selling Investor specifying the number of Residual Shares to be sold by each Selling Investor exercising its Right of Co-Sale (the “Co-Sale Confirmation Notice”). The Co-Sale Confirmation Notice shall also specify the number of Residual Shares not being sold by the Selling Investors, if any, pursuant to Section 4 (the “Unsubscribed Residual Shares”) and shall list each Participating Co-Sale Investor’s (as defined in Section 4.2) Subsequent Pro Rata Co-Sale Share (as described in Section 4.2) of any such Unsubscribed Residual Shares.

4.2         Subsequent Election to Sell by the Selling Investors. If there remain any Unsubscribed Residual Shares, each Selling Investor electing to exercise its right to sell at least its full Pro Rata Co-Sale Share of the Residual Shares under Section 4.1 (a “Participating Co-Sale Investor”) shall have a right to sell all or any part of the Unsubscribed Residual Shares; however, if the aggregate number of additional shares that the Participating Co-Sale Investors desire to sell (as evidenced in written notices delivered to the Seller) exceeds the Unsubscribed Residual Shares, each Participating Co-Sale Investor so exercising (an “Electing Participating Co-Sale Investor”) will be entitled to sell that number of the Unsubscribed Residual Shares equal to the product obtained by multiplying (x) the number of Unsubscribed Residual Shares by (y) a fraction, (i) the numerator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock and other Convertible Securities into Common Stock) held by such Electing Participating Co-Sale Investor on the date of the Transfer Notice and (ii) the denominator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock and other Convertible Securities into Common Stock) held on the date of the Transfer Notice by all Electing Participating Co-Sale Investors (“Subsequent Pro Rata Co-Sale Share”); provided, however, if any Electing Participating Co-Sale Investor does not request to sell its full Subsequent Pro Rata Co-Sale Share, the remaining portion of its allocation shall be reallocated among those Electing Participating Co-Sale Investors whose Subsequent Pro Rata Co-Sale Share allocations did not satisfy their requests, pro rata, as described above, and this procedure shall be repeated until each Electing Participating Co-Sale Investor's request has been fulfilled or all of the remaining Unsubscribed Residual Shares have been so allocated. To exercise its rights hereunder, such Electing Participating Co-Sale Investor must provide written notice to Seller with a copy to the Company and each Investor within twelve (12) days after the end of the Initial Exercise Period (the “Subsequent Co-Sale Period”).

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4.3         Closing; Consummation of the Co-Sale. Subject to compliance with applicable state and federal securities laws, the sale of the Residual Shares by the Selling Investors shall occur within ten (10) days after the later of (i) delivery of the Co-Sale Confirmation Notice and (ii) the end of the Subsequent Co-Sale Period (the “Co-Sale Closing”). If a Selling Investor exercised the Right of Co-Sale in accordance with this Section 4.3, then such Selling Investor shall deliver to Seller at or before the Co-Sale Closing, one or more certificates, properly endorsed for Transfer, representing the number of Residual Shares to which the Selling Investor is entitled to sell pursuant to this Section 4. At the Co-Sale Closing, Seller shall cause such certificates or other instruments to be Transferred and delivered to the Transferee pursuant to the terms and conditions specified in the Transfer Notice, and Seller will remit, or will cause to be remitted, to each Selling Investor, at the Co-Sale Closing, that portion of the proceeds of the Transfer to which each Selling Investor is entitled by reason of each Selling Investor’s participation in such Transfer pursuant to the Right of Co-Sale.

4.4         Exclusion from Co-Sale Right. This Right of Co-Sale shall not apply for Common Stock (including shares issued or issuable upon conversion of Preferred Stock) sold or to be sold to Investors or the Company pursuant to the Right of First Refusal.

4.5         Multiple Series, Class or Type of Stock. If the Offered Shares consist of more than one series, class or type of security, Seller has the right to Transfer hereunder each such series, class or type.

4.6         Seller’s Right To Transfer. If any Offered Shares remain available after the exercise of all Rights of First Refusal and all Rights of Co-Sale, then the Seller shall be free to Transfer, subject to Section 5, any such remaining shares to the Proposed Transferee at the Offered Price or a higher price in accordance with the terms set forth in the Transfer Notice; provided, however, that if the Offered Shares are not so Transferred during the seventy-two (72) day period following the deemed delivery of the Transfer Notice, then Seller may not Transfer any of such remaining Offered Shares without complying again in full with the provisions of this Agreement.

section 5

Conditions to Valid Transfer

5.1         Generally.  Any attempt by any Seller to Transfer any Seller Shares that violates any provision of this Agreement will be void. No securities shall be transferred by Seller unless (i) such Transfer is made in compliance with all of the terms of this Agreement and all applicable federal and state securities laws and (ii) before such Transfer, the transferee or transferees sign a counterpart to this Agreement pursuant to which it or they agree to be bound by the terms of this Agreement. The Company will not be required to (i) transfer on its books any shares that have been Transferred in violation of any provisions of this Agreement or (ii) to treat as owner of such shares, or accord the right to vote or pay dividends to any purchaser, donee or other transferee to whom such shares may have been so Transferred.

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section 6
Restrictive Legend and Stop Transfer Orders

6.1         Legend. Each Founder understands and agrees that the Company will cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of Seller Shares by such Founder:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH CERTAIN RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE AS SET FORTH IN A RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT ENTERED INTO BY THE HOLDER OF THESE SHARES, THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE ARE BINDING ON TRANSFEREES OF THESE SHARES.

6.2         Stop Transfer Instructions. To ensure compliance with the restrictions referred to herein, each Seller agrees that the Company may issue appropriate “stop transfer” certificates or instructions upon a Transfer that violates any provision of this Agreement and that it may make appropriate notations to the same effect in its records.

SECTION 7
TERMINATION

7.1         Termination. The Investors’ Rights of First Refusal and Rights of Co-Sale shall terminate upon the earliest to occur of (i) the closing of a Qualified Public Offering (as defined below), (ii) the date on which this Agreement is terminated by a writing executed by holders of at least a majority of the shares of Common Stock then held by the Investors (on an as converted to common basis), (iii) the dissolution or winding-up of the Company, or (iv) immediately before the effective date of a Change of Control. The Company’s Right of First Refusal will terminate upon the earliest to occur of (i) a written election of the Company pursuant to an action by the Board of Directors, or (ii) the occurrence of any of (i), (iii) or (iv) in the preceding sentence. A “Qualified Public Offering” means a bona fide, firm commitment underwritten public offering by the Company that causes an “Automatic Conversion” under the Company’s Certificate of Incorporation.

SECTION 8
MISCELLANEOUS

8.1         Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to an Investor, a Seller or any other holder of Company securities subject to this Agreement) or otherwise delivered by hand, messenger or courier service addressed:

(a)          if to an Investor, to the Investor’s address, facsimile number or electronic mail address as shown in the exhibits to this Agreement or in the Company’s records, as may be updated in accordance with the provisions hereof;

(b)          if to a Seller, to the Seller’s address, facsimile number or electronic mail address as shown in the exhibits to this Agreement or in the Company’s records, as may be updated in accordance with the provisions hereof;

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(c)          if to any other holder of Company securities subject to this Agreement, to such address, facsimile number or electronic mail address as shown in the exhibits to this Agreement or in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address, facsimile number or electronic mail address of the last holder of such securities for which the Company has contact information in its records; or

(d)          if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 1760 E. River Road, Suite 250, Tucson, AZ 85718, or at such other current address as the Company shall have furnished to the Investors, Sellers or other such holders, with a copy (which shall not constitute notice) to Hecker & Muehlebach PLLC, 405 W. Franklin, Tucson, Arizona, 85701-8209, attention Lawrence Hecker.

Each such notice or other communication shall, for all purposes of this Agreement, be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. For any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

8.2         Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

8.3         Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, as necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, as possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

8.4         Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Investors holding a majority of the Common Stock issued or issuable upon conversion of the Preferred Stock (excluding any of such shares that have been sold to the public or pursuant to Rule 144. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Seller, each Investor and each future holder of shares of Preferred Stock with rights under this Agreement. Each Investor acknowledges that by the operation of this paragraph, the holders of a majority of the Common Stock issued or issuable upon conversion of the Preferred Stock (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Investor under this Agreement.

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8.5         Continuity of Other Restrictions. Any Seller Shares not purchased by the Company or any Investor pursuant to their Right of First Refusal hereunder will continue to be subject to all other restrictions imposed upon such Seller Shares hereunder and by law, including any restrictions imposed under the Company’s certificate of incorporation or bylaws, or by agreement.

8.6         Governing Law. This Agreement shall be governed in all respects by the internal laws of Arizona as applied to agreements entered into among Arizona residents to be performed entirely within Arizona, without regard to principles of conflicts of law.

8.7         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

8.8         Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

8.9         Conflict. For any conflict between the terms of this Agreement and the Company’s certificate of incorporation or its bylaws, the terms of the Company’s certificate of incorporation or its bylaws, as the case may be, will control. For any conflict between the terms of this Agreement and any other agreement to which a Founder is a party or by which such Founder is bound, the terms of this Agreement will control. For any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

8.10       Attorney’s Fees. If any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

8.11       Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto.

8.12       Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties regarding the subjects hereof. No party hereto shall be liable or bound to any other party regarding the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

8.13       Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only if specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

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8.14      Telecopy Execution and Delivery. A facsimile, telecopy , digital, electronic or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by email, facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

8.15      Jurisdiction; Venue. For any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Pima County, Arizona.

8.16      Aggregation. All shares of Preferred Stock of the Company held or acquired by affiliated entities or persons of an Investor (including but not limited to (i) a constituent partner or a retired partner of an Investor that is a partnership; (ii) a parent, subsidiary or other affiliate of an Investor that is a corporation; (iii) an immediate family member living in the same household, a descendant, or a trust, in the case of an Investor who is an individual; or (iv) a member of an Investor that is a limited liability company) shall be aggregated together to determine the availability of any rights under this Agreement which are triggered by the beneficial ownership of a threshold number of shares of the Company’s capital stock.

8.17      Obligation of Company. The Company agrees to use its commercially reasonable efforts to enforce the terms of this Agreement, to inform the Investors of any breach hereof (if the Company has knowledge thereof) and to assist the Investors in the exercise of their rights and the performance of their obligations hereunder.

8.18      Specific Performance. The rights of the parties under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for specific performance as permitted by law.

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(Signature page to the Right of First Refusal and Co-Sale Agreement)

The parties are signing this Right of First Refusal and Co-Sale Agreement as of the date stated in the introductory clause.

CANCER PREVENTION PHARMACEUTICALS, INC.
a Delaware corporation

By: Jeffrey Jacob

Its: CEO

INVESTOR

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EXHIBIT C

FORM OF
NOTICE OF SHARE TRANSFER

Notice of Transfer

I intend to transfer shares of the Company’s stock as indicated below (the “Offered Shares”).

Notice of Rights

Pursuant to the Right of First Refusal and Co-Sale Agreement, dated as of September 17, 2012 (the “Agreement”), I write to inform you of your Right of First Refusal and your Right of Co-Sale (each as defined in the Agreement) for the Offered Shares. If you choose to do so, you may exercise one (but not both) of these rights for the Offered Shares by returning this notice to me, at the address below, with a copy to Cancer Prevention Pharmaceuticals, Inc. If you decline your right to do so, you do not need to return anything. Your failure to return this notice on a timely basis will indicate that you have declined to exercise your Right of First Refusal and Right of Co-Sale for the Offered Shares.

Election

I exercise my Right of First Refusal	☐

I exercise my Right of Co-Sale	☐

I wish to (circle one, not both) buy / sell ________ shares of ________ stock.

Description of Transfer

1.	Type and aggregate number of shares to be transferred:

2.	Type of transfer (please check one):

☐	Sale

☐	Other. Describe:

3.          Proposed transferees:

	Name and address	Type, amount and price of shares
1.	[insert name of proposed transferee] [insert address of proposed transferee] [insert phone number of proposed transferee]	[enter amount, type and price of shares]

2.	[insert name of proposed transferee] [insert address of proposed transferee] [insert phone number of proposed transferee]	[enter amount, type and price of shares]

4.          Consideration:

•	Total cash consideration:

•	Total fair market value of non-cash consideration (if any) as of the date of the notice:

•	Describe any non-cash consideration in reasonable detail:

[Specify applicable return dates for the notice]. There will be no extension of this deadline.

[Enter seller’s name and address]

[Enter the company’s address and contact person]

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